Exhibit 99.1

Edge Petroleum Announces First Quarter 2006 Financial Results and Updates 2006

Guidance

          HOUSTON, May 2 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today reported financial results for the first quarter of 2006 and provided updated 2006 guidance.  Net income for the first quarter was $6.9 million.  Highlights included:

*

First quarter production was 4.3 Bcfe as compared to 4.2 Bcfe for the same period in 2005, an increase of 2%. Average production was 47.9 MMcfe per day as compared to 46.7 MMcfe per day for the comparable period in 2005, a new record for the Company.

*	First quarter revenue was $35.0 million as compared to $22.9 million for the same period in 2005.

*	First quarter reported net income was $6.9 million, a 46% increase over the same period a year ago.

*

First quarter 2006 results were impacted by a change in hedge accounting.  We discontinued the application of cash flow hedge accounting treatment to our natural gas contracts and began application of mark-to-market accounting treatment as was previously applied to our oil contracts.  Therefore a net non-cash unrealized pre-tax derivative gain from both natural gas and crude oil collars of $1.8 million is included in total revenue for the three-month period ended March 31, 2006, whereas only a non-cash unrealized pre-tax derivative loss from crude oil collars of $0.9 million was reported in the same period in 2005.

*

First quarter 2006 pro forma net income was $5.8 million as compared to $5.5 million for the first quarter of 2005, a 5% increase. Pro forma net income, excludes the impact of deferred compensation related to FIN 44 and unrealized derivative activity, is a non-GAAP measure and is reconciled to GAAP net income in the table below.

          Production for the three-month period ended March 31, 2006 was 4.3 Bcfe, an average of 47.9 MMcfe per day.  This compares to the prior year first quarter 2005 production of 4.2 Bcfe, or 46.7 MMcfe per day.  Our average realized price, including the derivative impact, was $8.11 per Mcfe for the three months ended March 31, 2006 compared to $5.46 per Mcfe in the same prior year period.

          As a result of higher production and higher averaged realized prices, we reported a 53% increase in revenue for the first quarter of 2006 compared to the same period in 2005. Revenue for the three months ended March 31, 2006 was $35.0 million compared to $22.9 million in the first quarter of 2005.

          Operating expenses for the three months ended March 31, 2006 totaled $23.7 million, compared to $15.6 million for the same period in 2005.  Depletion costs for the first quarter of 2006 totaled $15.7 million and averaged $3.63 per Mcfe compared to $8.5 million and an average of $2.03 per Mcfe for the first quarter of 2005. Other general and administrative (G&A) costs, which do not include deferred compensation expense, for the first quarter of 2006 were $2.7 million, 9% higher than the comparable prior year period total of $2.5 million.  This increase in G&A expense was primarily the result of increased staffing levels, and other cost increases associated primarily with our growth. On a production equivalent basis, G&A for the three months ended March 31, 2006 averaged $0.63 per Mcfe compared to $0.59 per Mcfe in the same period in 2005.

          During the first quarter of 2006, we recorded a non-cash charge of $29,270 as required by Financial Accounting Standards Board Interpretation No. (FIN) 44, “Accounting for Certain Transactions Involving Stock Compensation.”  FIN 44 requires, among other things, a non-cash charge to compensation expense if the price of Edge’s common stock on the last trading day of each reporting period is greater than the strike price of certain stock options. The average price used to calculate the compensation expense was $24.77 per share at March 31, 2006 as compared to $24.65 per share at December 31, 2005.  Edge had 57,000 options with a strike price of $7.0625 per share and 6,000 options with a strike price of $7.28 per share outstanding as of March 31, 2006.     Below is a recap of net income and pro forma net income excluding the impact of deferred compensation related to FIN 44 and non-cash unrealized derivative gains and losses:

	Three Months Ended March 31,

	2006	2005

	(in thousands)
Net Income	$6,892	$4,724
Add:
Deferred Compensation - repriced options	29	262
Tax impact	(10)	(92)
Net Deferred Compensation - repriced options	19	170
Add:
Unrealized derivative loss (gain)	(1,780)	883
Tax impact	623	(309)
Net impact of unrealized derivative loss (gain)	(1,157)	574
Pro Forma Net Income (A)	$5,754	$5,468

(A)

This information is provided because management believes exclusion of the impact of deferred compensation related to FIN 44 and the impact of the Company’s derivatives not accounted for as cash flow hedges will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.  Pro forma net income is not a measure of financial performance prepared in accordance with GAAP and should not be considered in isolation or as an alternative to net income and it might not be comparable to similarly titled measures used by other companies.

          First quarter 2006 net income was $6.9 million or $0.40 basic and $0.38 diluted earnings per share as compared to the same period a year ago of $4.7 million, or basic earnings per share of $0.28 and diluted earnings per share of $0.27, respectively. Excluding deferred compensation related to FIN 44 and unrealized derivative gains, pro forma net income for the three months ended March 31, 2006 was $5.8 million, or basic earnings per share of $0.33 and diluted earnings per share of $0.32, compared to pro forma net income of $5.5 million, or $0.32 basic and $0.31 diluted earnings per share.

          Basic weighted average shares outstanding increased approximately 0.2 million quarter over quarter. The increase in shares outstanding was due primarily to the exercise of options and issuance of restricted stock throughout the year. At March 31, 2006, 17.2 million shares were outstanding.

          Net cash flow provided by operating activities for the first quarter of 2006 was $25.1 million as compared to $18.0 million for the same 2005 period. Net cash flow provided by operating activities before working capital changes for the first quarter of 2006 was $25.1 million compared to $17.3 million for the same period in 2005. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

          Debt at March 31, 2006 was $100.0 million as compared to $85.0 million at December 31, 2005. The ratio of debt to total capital at March 31, 2006 was 33.2%.  The increase in debt during the first quarter of 2006 was due primarily to fund our aggressive drilling program.

          Michael G. Long, Edge’s Executive Vice President and Chief Financial Officer, commented on the quarterly results, noting, “Our results this quarter are the result of the consistent execution of both our operational and financial strategies in the face of a very competitive industry environment. We discontinued the use of cash flow hedge accounting for our natural gas hedges during this quarter and expect to continue to use mark-to-market accounting for future oil and gas hedges.  As a result, each quarter will show the results of the actual monthly settlements of our derivatives as well as the quarter end mark-to market valuation of the open positions.  While potentially causing some increased volatility in our reported earnings, we believe this method gives investors a better view of the periodic value of our derivatives and gives management more flexibility to execute its desired price risk management strategies.”

          Edge’s guidance for the second quarter and full year 2006 is shown below.

	Full Year 2006 EST.	Second Quarter 2006 EST.	First Quarter 2006 Actual	Full Year 2005 Actual

Production, Bcfe	18.5 - 21.5	4.5 - 4.7	4.3	16.4
% Gas	80%	80%	79%	77%
Operating Costs Structure, $ per Mcfe
Oil & gas operating expenses	$0.50 - $0.55	$0.50 - $0.53	$0.51	$0.52
Ad Valorem Taxes	$0.15 - $0.20	$0.14 - $0.17	$0.16	$0.10
Severance Tax,% of Revenue	5.5% - 6.5%	5.5% - 6.5%	5.78%	5.68%
Cash G&A (A)	$0.58 - $0.63	$0.60 - $0.63	$0.63	$0.60
DD&A and Accretion	$3.60 - $3.65	$3.65 - $3.70	$3.66	$2.46

(A)	Assumes no non-cash, FIN 44 related charges, stock option expense or restricted stock amortization

          In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes.  As of the first quarter of 2006, we do not apply cash flow hedge accounting treatment to any of our contracts.  Price- risk management transactions for 2006 are shown below.

2006 DERIVATIVES & HEDGES

Time Period	Volumes per day	Price Floor	Price Cap

Second Quarter 2006	10,000 MMbtu	$7.00	$10.50
	10,000 MMbtu	$7.00	$16.10
	400 Bbl	$55.00	$80.00
Third Quarter 2006	10,000 MMbtu	$7.00	$10.50
	10,000 MMbtu	$7.00	$16.10
	400 Bbl	$55.00	$80.00
Fourth Quarter 2006	10,000 MMbtu	$7.00	$10.50
	10,000 MMbtu	$7.00	$16.10
	400 Bbl	$55.00	$80.00

          All natural gas prices are settled monthly at Houston Ship Channel and crude oil prices are settled at West Texas Intermediate Light Sweet Crude Oil.

          Edge will discuss operations and financial results with any interested parties during its conference call at 10:00 a.m. CDT on Thursday, May 4, 2005. Interested parties may participate by dialing 800-498-5196(ID#: 7299215).  The call will also be webcast and can be accessed by logging onto the web at http://www.videonewswire.com/event.asp?id=33511 .  If you are unable to participate during the live webcast, the call will be archived at http://www.edgepet.com in the Investor Relations page of the site.

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX".

          Statements regarding production volumes, hedging levels, all guidance and forecasts for the second quarter and full year 2006, increased production, future and continuing growth, production rates, prices, including future oil and gas prices, price risk management and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.  Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, increased costs and delays attributable to oilfield services and equipment, government regulation, effects and risks of acquisitions, and the ability of the Company to meet its stated business goals.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,

	2006	2005

	(in thousands, except per share amounts)
OIL AND NATURAL GAS REVENUE
Oil and natural gas sales	$32,895	$23,929
Gain (loss) on hedging and derivatives	2,099	(985)
Total revenue	34,994	22,944
OPERATING EXPENSES:
Oil and natural gas operating expenses	2,189	2,242
Severance and ad valorem taxes	2,589	1,866
Depletion, depreciation, amortization and accretion	15,793	8,636
General and administrative expense:
Deferred compensation - repriced options	29	262
Deferred compensation - restricted stock	336	144
Deferred compensation - stock options	42	—
Other general and administrative expenses	2,717	2,490
Total operating expenses	23,695	15,640
OPERATING INCOME	11,299	7,304
OTHER INCOME AND EXPENSE:
Interest income	38	32
Interest expense, net of amounts capitalized	(668)	—
Amortization of deferred loan costs	(42)	(35)
INCOME BEFORE INCOME TAX PROVISION	10,627	7,301
INCOME TAX EXPENSE	(3,735)	(2,577)
NET INCOME	$6,892	$4,724
BASIC EARNINGS PER SHARE	$0.40	$0.28
DILUTED EARNINGS PER SHARE	$0.38	$0.27
BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,239	17,042
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,976	17,692
Production:
Gas – MMcf	3,429	3,202
Natural gas liquids (NGL) – MBbls	61	84
Oil – MBbls	87	83
Gas Equivalent – MMcfe	4,314	4,205
Realized Product Prices:
Gas - $ per Mcf (A)(B)	$8.40	$5.82
NGL - $ per Bbl	$20.57	$17.48
Oil - $ per Bbl (A)(C)	$56.88	$34.01
Gas Equivalent - $ per Mcfe	$8.11	$5.46

Notes:

(A)	Includes the effect of hedging and derivative transactions.

(B)

The average realized price, excluding unrealized derivative gains related to our natural gas collars, was $7.81 per Mcfe for the three-month period ended March 31, 2006.  There was no unrealized derivative impact related to natural gas collars in 2005 due to different accounting treatment applied.

(C)

The average realized price, excluding unrealized derivative losses related to our oil collars, was $59.53 per barrel for the three- month period ended March 31, 2006. The average realized price, excluding unrealized derivative losses related to our oil collars, was $44.65 per barrel for the three-month period ended March 31, 2005.

EDGE PETROLEUM CORPORATION
Non-GAAP Disclosure Reconciliations

I. Net Cash Flow Provided by Operating Activities

	Three Months Ended March 31,

	2006	2005

	(in thousands)
Net cash flow provided by operating activities	$25,066	$17,969
Changes in working capital accounts	23	(698)
Net cash flow provided by operations before working capital changes	$25,089	$17,271

Note:

Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas Company's ability to generate cash used to internally fund exploration and development activities and to service debt.  Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities.  In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SOURCE  Edge Petroleum Corporation
          -0-                              05/02/2006
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum
Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com
                            http://www.videonewswire.com/event.asp?id=33511 /